EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, August 17, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Increased Quarterly Dividend

West Point, VA — The directors of C&F Financial Corporation (NASDAQ:CFFI) declared a cash dividend at their August board meeting. A regular dividend of 25 cents per share is payable October 1, 2005 to shareholders of record on September 15, 2005. This represents a 4.2 percent increase over the prior quarter dividend of 24 cents per share.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage services through C&F Mortgage Corporation’s 21 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

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